EXHIBIT 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FINANCIAL RESULTS FOR THE
FIRST QUARTER ENDED MARCH 31, 2022

•First quarter net income of $25.0 million;
•Linked quarter loan growth, net of Paycheck Protection Program (“PPP”) loans, of 4.8%;
•Annualized return on first quarter average assets of 1.40%;
•Annualized return on first quarter average tangible common equity of 15.20%(1); and
•Nonperforming assets remain low at 0.16% of total assets.
Tyler, Texas (April 26, 2022) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ: SBSI) today reported its financial results for the quarter ended March 31, 2022. Southside reported net income of $25.0 million for the three months ended March 31, 2022, a decrease of $9.1 million, or 26.7%, compared to $34.1 million for the same period in 2021. Earnings per diluted common share were $0.77 for the three months ended March 31, 2022, compared to $1.04 for the same period in 2021. The annualized return on average shareholders’ equity for the three months ended March 31, 2022 was 11.42%, compared to 15.82% for the same period in 2021.  The annualized return on average assets was 1.40% for the three months ended March 31, 2022, compared to 1.99% for the same period in 2021.
“First quarter financial results for 2022, were highlighted by net income of $25 million, earnings per diluted common share of $0.77, linked quarter loan growth, net of PPP loans, of 4.8%, continued strong asset quality metrics and an efficiency ratio of 48.15%,” stated Lee R. Gibson, President and Chief Executive Officer of Southside. “The economic conditions and growth prospects for the markets we serve continue to reflect a solid and positive outlook. The DFW and Austin markets remain among the highest performing markets in the nation. This contributed to our outstanding loan growth during the first quarter. Our loan pipeline remains strong and we remain encouraged about loan growth prospects despite the headwinds of future expected loan payoffs.”
Operating Results for the Three Months Ended March 31, 2022
Net income was $25.0 million for the three months ended March 31, 2022, compared to $34.1 million for the same period in 2021, a decrease of $9.1 million, or 26.7%. Earnings per diluted common share were $0.77 and $1.04 for the three months ended March 31, 2022 and 2021, respectively. The decrease in net income was primarily a result of a provision for credit losses of $0.3 million for the three months ended March 31, 2022, compared to a reversal of provision for credit losses of $10.1 million for the same period in 2021 due to the improved economic forecast during the first quarter of 2021. Annualized returns on average assets and average shareholders’ equity for the three months ended March 31, 2022 were 1.40% and 11.42%, respectively, compared to 1.99% and 15.82%, respectively, for the three months ended March 31, 2021.  Our efficiency ratio and tax equivalent efficiency ratio(1) were 50.71% and 48.15%, respectively, for the three months ended March 31, 2022, compared to 53.01% and 50.44%, respectively, for the three months ended March 31, 2021, and 50.34% and 47.61%, respectively, for the three months ended December 31, 2021.
Net interest income for the three months ended March 31, 2022 was $48.9 million, compared to $46.3 million for the same period in 2021, an increase of 5.6%. The increase in net interest income compared to the same period in 2021 was due to the decrease in interest expense on our interest bearing liabilities due to the change in the mix of our interest bearing liabilities, and to a lesser extent, the increase in interest income, a result of the increase in the average balance of investment securities, partially offset by a decrease in the interest income from PPP loans. Linked quarter, net interest income decreased $0.5 million, or 1.0%, compared to $49.4 million during the three months ended December 31, 2021. The decrease in net interest income was primarily due to a decrease in the average yield on our average loans.
Our net interest margin and tax equivalent net interest margin(1) increased to 3.03% and 3.22%, respectively, for the three months ended March 31, 2022, compared to 3.01% and 3.20%, respectively, for the same period in 2021. Linked quarter, net interest margin increased two basis points from 3.01% and tax equivalent net interest margin(1) decreased one basis point from 3.23% for the three months ended December 31, 2021.
Noninterest income was $10.7 million for the three months ended March 31, 2022, a decrease of $2.9 million, or 21.3%, compared to $13.6 million for the same period in 2021. The decrease was due to a net loss on sale of securities available for sale (“AFS”) of $1.5 million for the three months ended March 31, 2022, compared to a net gain of $2.0 million for the same period in 2021 and a decrease in gain on sale of loans, partially offset by increases in deposit services income, other noninterest income and trust fees. On a linked quarter basis, noninterest income decreased $1.3 million, or 10.7%, compared to the three

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months ended December 31, 2021. The decrease was due to a net loss on sale of securities AFS of $1.5 million for the three months ended March 31, 2022, compared to a $0.5 million net gain on sale of securities AFS for the three months ended December 31, 2021.
Noninterest expense was $31.2 million for both of the three-month periods ended March 31, 2022 and 2021. On a linked quarter basis, noninterest expense decreased $0.1 million, or 0.4%, compared to the three months ended December 31, 2021.
Income tax expense decreased $1.6 million, or 33.8%, for the three months ended March 31, 2022, compared to the same period in 2021. On a linked quarter basis, income tax expense decreased $1.7 million, or 34.6%. Our effective tax rate (“ETR”) decreased to 11.2% for the three months ended March 31, 2022, compared to 12.2% for the three months ended March 31, 2021, and 14.4% for the three months ended December 31, 2021, primarily a result of the increase in tax-exempt income as a percentage of pre-tax income.
Balance Sheet Data
At March 31, 2022, we had $7.12 billion in total assets, compared to $7.26 billion at December 31, 2021 and $7.0 billion at March 31, 2021.
Loans at March 31, 2022 were $3.80 billion, an increase of $84.3 million, or 2.3%, compared to $3.72 billion at March 31, 2021. Our PPP loans, a component of the commercial loan category, decreased $207.0 million over that period due to forgiveness payments received for loans funded under the Coronavirus Aid, Relief, and Economic Security Act. Excluding PPP loans, total loans increased $291.3 million, or 8.3%, due to increases of $374.0 million in commercial real estate loans, $48.8 million in municipal loans and $43.4 million in commercial loans (excluding PPP loans). The increases were partially offset by decreases of $115.5 million in construction loans, $52.6 million in 1-4 family residential loans and $6.8 million in loans to individuals. Excluding a $17.1 million decrease in PPP loans during the quarter, linked quarter loans increased $172.9 million, or 4.8%, due to increases of $124.4 million in commercial real estate loans, $42.3 million in construction loans and $12.1 million in municipal loans. This was partially offset by decreases of $3.3 million in 1-4 family residential loans, $1.9 million in loans to individuals and $0.7 million in commercial loans (excluding PPP loans).
Securities at March 31, 2022 were $2.54 billion, a decrease of $104.8 million, or 4.0%, compared to $2.65 billion at March 31, 2021. Linked quarter, securities decreased $314.8 million, or 11.0%, from $2.86 billion at December 31, 2021, a result of the increase in the unrealized loss in the portfolio, sales of securities, and principal payments, which more than offset the securities purchased during the quarter. During the first quarter, we sold approximately $99 million U.S. Agency MBS and $68.1 million U.S. Treasury Notes due to the rising rate environment. In March of 2022, we transferred AFS taxable municipal securities with fair values of approximately $385.8 million, to held to maturity (“HTM”). Subsequent to the end of the quarter, on April 1, 2022, we transferred tax-free municipal securities and U.S. Agency MBS with fair values of approximately $247.7 million and $28.3 million, respectively, to HTM. All transfers from AFS to HTM were at the fair market value on the date of transfer. There was no impact to the income statement as a result of these transfers.
Deposits at March 31, 2022 were $6.07 billion, an increase of $977.8 million, or 19.2%, compared to $5.09 billion at March 31, 2021. Linked quarter, deposits increased $348.1 million, or 6.1%, from $5.72 billion at December 31, 2021. During the three months ended March 31, 2022, brokered deposits increased $380.8 million, or 129.2%, compared to December 31, 2021, and $594.6 million, or 734.3%, compared to March 31, 2021, associated with funding our cash flow hedge swaps in place of the Federal Home Loan Bank advances to obtain lower cost funding.
On March 1, 2022, our board of directors approved a Stock Repurchase Plan, authorizing the repurchase, from time to time, of up to 1.0 million shares of the Company’s outstanding common stock. Repurchases may be carried out in open market purchases, privately negotiated transactions or pursuant to any trading plan that might be adopted in accordance with Rule 10b5-1 of the Exchange Act. The Company has no obligation to repurchase any shares under the Stock Repurchase Plan and may suspend or discontinue the plan at any time. As of March 31, 2022, we had purchased 82,285 shares of common stock at an average price of $40.81 pursuant to the Stock Repurchase Plan. Subsequent to March 31, 2022 and through April 22, 2022, we purchased 139,737 shares of common stock at an average price of $39.67 pursuant to the Stock Repurchase Plan.
Asset Quality
Nonperforming assets at March 31, 2022 were $11.5 million, or 0.16% of total assets, a decrease of $3.9 million, or 25.5%, compared to $15.4 million, or 0.22% of total assets, at March 31, 2021, and a slight decrease from $11.6 million, or 0.16% of total assets, at December 31, 2021. During the three months ended March 31, 2022, nonaccrual loans decreased $0.2 million, or 7.1%.
The allowance for loan losses decreased to $35.5 million, or 0.93% of total loans, at March 31, 2022, compared to $41.5 million, or 1.12% of total loans, at March 31, 2021. The decrease was primarily due to an improved economic forecast and improved asset quality. The allowance for loan losses was $35.3 million, or 0.97% of total loans, at December 31, 2021.
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We recorded a provision for credit losses for loans of $0.3 million for the three months ended March 31, 2022, compared to reversals of provision for credit losses for loans of $7.4 million and $2.7 million for the three months ended March 31, 2021 and December 31, 2021, respectively. Net charge-offs were $15,000 for the three months ended March 31, 2022, compared to $0.2 million for the three months ended March 31, 2021 and $34,000 for the three months ended December 31, 2021.
We recorded a provision for credit losses for off-balance-sheet credit exposures of $28,000 for the three months ended March 31, 2022, compared to reversals of provision of $2.8 million and $0.7 million for the three months ended March 31, 2021 and December 31, 2021, respectively. The balance of the allowance for off-balance-sheet credit exposures at March 31, 2022 was $2.4 million and is included in other liabilities.
Dividend
Southside Bancshares, Inc. declared a first quarter cash dividend of $0.34 per share on February 3, 2022, which was paid on March 3, 2022, to all shareholders of record as of February 17, 2022.
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(1) Refer to “Non-GAAP Financial Measures” below and to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for more information and for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
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Conference Call
Southside's management team will host a conference call to discuss its first quarter ended March 31, 2022 financial results on Tuesday, April 26, 2022 at 11:00 a.m. CDT.  The call can be accessed by dialing 844-775-2540 and by identifying the conference ID number 2435789 or by identifying “Southside Bancshares, Inc., First Quarter 2022 Earnings Call.”  To listen to the call via webcast, register at https://investors.southside.com.
For those unable to listen to the conference call live, a recording will be available from approximately 2:00 p.m. CDT April 26, 2022 through 2:00 p.m. CDT May 8, 2022 by accessing the company website, https://investors.southside.com.

Non-GAAP Financial Measures
Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. These include the following fully taxable-equivalent measures (“FTE”): (i) Net interest income (FTE), (ii) net interest margin (FTE), (iii) net interest spread (FTE), and (iv) efficiency ratio (FTE), which include the effects of taxable-equivalent adjustments using a federal income tax rate of 21% to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments.
Net interest income (FTE), net interest margin (FTE) and net interest spread (FTE). Net interest income (FTE) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans and investments and is not permitted under GAAP in the consolidated statements of income. We believe this measure to be the preferred industry measurement of net interest income and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is our net interest income. Net interest margin (FTE) is the ratio of net interest income (FTE) to average earning assets. The most directly comparable financial measure calculated in accordance with GAAP is our net interest margin. Net interest spread (FTE) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is our net interest spread.
Efficiency ratio (FTE).  The efficiency ratio (FTE) is a non-GAAP measure that provides a measure of productivity in the banking industry. This ratio is calculated to measure the cost of generating one dollar of revenue. The ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense, excluding amortization expense on intangibles and certain nonrecurring expense by the sum of net interest income (FTE) and noninterest income, excluding net gain (loss) on sale of securities available for sale and certain nonrecurring impairments. The most directly comparable financial measure calculated in accordance with GAAP is our efficiency ratio.
These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements and other bank holding companies may define or calculate these non-GAAP measures or similar measures differently. Whenever we present a non-GAAP financial measure in an SEC filing, we are also required to present the most directly comparable financial measure calculated and presented in accordance with GAAP and reconcile the differences between the non-GAAP financial measure and such comparable GAAP measure.
Management believes adjusting net interest income, net interest margin and net interest spread to a fully taxable-equivalent basis is a standard practice in the banking industry as these measures provide useful information to make peer comparisons. Tax-equivalent adjustments are reflected in the respective earning asset categories as listed in the “Average Balances with Average Yields and Rates” tables.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

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About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $7.12 billion in assets as of March 31, 2022, that owns 100% of Southside Bank.  Southside Bank currently has 56 branches in Texas and operates a network of 73 ATMs/ITMs.
To learn more about Southside Bancshares, Inc., please visit our investor relations website at https://investors.southside.com. Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Lindsey Bailes at (903) 630-7965, or lindsey.bailes@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this press release and in other written materials, documents and oral statements issued by or on behalf of the Company may be considered to be “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “might,” “will,” “would,” “seek,” “intend,” “probability,” “risk,” “goal,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions of the effect of our expansion, benefits of the Share Repurchase Plan, trends in asset quality, capital, liquidity, the Company's ability to sell nonperforming assets, expense reductions, planned operational efficiencies and earnings from growth and certain market risk disclosures, including the impact of interest rates, tax reform, inflation, the impacts related to or resulting from Russia’s invasion of Ukraine and other economic factors are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  Accordingly, our results could materially differ from those that have been estimated. The most recent factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of the COVID-19 pandemic and related variants on our business, financial position, operations and prospects, including our ability to continue our business activities in certain communities we serve, the duration of the pandemic and its continued effects on financial markets, a reduction in financial transactions and business activities resulting in decreased deposits and reduced loan originations, our ability to manage liquidity in a rapidly changing and unpredictable market, supply chain disruptions, labor shortages and interest rate changes by the Federal Reserve and other government actions in response to the pandemic, including regulations or laws enacted to counter the effects of the COVID-19 pandemic on the economy.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, under “Part I - Item 1. Forward Looking Information” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
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Southside Bancshares, Inc.
Consolidated Financial Summary (Unaudited)
(Dollars in thousands)

	As of
	2022	2021
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
ASSETS
Cash and due from banks	$90,399	$91,120	$83,346	$92,047	$78,304
Interest earning deposits	72,158	110,633	3,787	36,441	29,319
Federal funds sold	24,550	—	—	—	—
Securities available for sale, at estimated fair value	2,065,984	2,764,325	2,753,104	2,766,035	2,546,924
Securities held to maturity, at net carrying value	474,319	90,780	92,479	94,850	98,159
Total securities	2,540,303	2,855,105	2,845,583	2,860,885	2,645,083
Federal Home Loan Bank stock, at cost	3,757	14,375	27,248	28,081	18,754
Loans held for sale	1,576	1,684	1,131	2,510	2,615
Loans	3,800,916	3,645,162	3,647,585	3,642,346	3,716,598
Less: Allowance for loan losses	(35,524)	(35,273)	(38,022)	(42,913)	(41,454)
Net loans	3,765,392	3,609,889	3,609,563	3,599,433	3,675,144
Premises & equipment, net	142,880	142,509	142,736	142,835	144,628
Goodwill	201,116	201,116	201,116	201,116	201,116
Other intangible assets, net	6,273	6,895	7,553	8,248	8,978
Bank owned life insurance	131,923	131,232	130,522	116,886	116,209
Other assets	138,788	95,044	83,106	93,926	78,736
Total assets	$7,119,115	$7,259,602	$7,135,691	$7,182,408	$6,998,886

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$1,630,056	$1,644,775	$1,596,781	$1,501,120	$1,383,371
Interest bearing deposits	4,440,343	4,077,552	3,734,874	3,655,047	3,709,272
Total deposits	6,070,399	5,722,327	5,331,655	5,156,167	5,092,643
Other borrowings and Federal Home Loan Bank borrowings	34,067	367,257	679,928	745,151	687,845
Subordinated notes, net of unamortized debt issuance costs	98,569	98,534	98,500	197,312	197,268
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,261	60,260	60,259	60,258	60,256
Other liabilities	71,578	99,052	87,483	129,120	102,277
Total liabilities	6,334,874	6,347,430	6,257,825	6,288,008	6,140,289
Shareholders' equity	784,241	912,172	877,866	894,400	858,597
Total liabilities and shareholders' equity	$7,119,115	$7,259,602	$7,135,691	$7,182,408	$6,998,886

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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended
	2022	2021
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Income Statement:
Total interest income	$53,873	$54,760	$55,076	$52,586	$53,565
Total interest expense	4,967	5,359	6,870	6,939	7,262
Net interest income	48,906	49,401	48,206	45,647	46,303
Provision for (reversal of) credit losses	294	(3,421)	(5,071)	1,677	(10,149)
Net interest income after provision for (reversal of) credit losses	48,612	52,822	53,277	43,970	56,452
Noninterest income
Deposit services	6,628	6,855	6,779	6,609	6,125
Net gain (loss) on sale of securities available for sale	(1,543)	463	1,381	15	2,003
Gain on sale of loans	178	356	299	393	593
Trust fees	1,494	1,586	1,494	1,496	1,383
Bank owned life insurance	691	710	637	645	626
Brokerage services	809	907	846	850	780
Other	2,468	1,134	1,333	925	2,113
Total noninterest income	10,725	12,011	12,769	10,933	13,623
Noninterest expense
Salaries and employee benefits	19,969	20,067	19,777	20,004	20,044
Net occupancy	3,656	3,541	3,532	3,606	3,560
Advertising, travel & entertainment	737	876	579	475	437
ATM expense	281	345	311	272	238
Professional fees	927	849	1,135	1,040	991
Software and data processing	1,631	1,454	1,503	1,406	1,312
Communications	503	544	552	612	525
FDIC insurance	472	464	454	435	454
Amortization of intangibles	622	658	695	730	766
Loss on redemption of subordinated notes	—	—	1,118	—	—
Other	2,397	2,536	2,107	2,119	2,907
Total noninterest expense	31,195	31,334	31,763	30,699	31,234
Income before income tax expense	28,142	33,499	34,283	24,204	38,841
Income tax expense	3,146	4,812	4,977	2,887	4,750
Net income	$24,996	$28,687	$29,306	$21,317	$34,091

Common Share Data:
Weighted-average basic shares outstanding	32,357	32,311	32,465	32,632	32,829
Weighted-average diluted shares outstanding	32,537	32,487	32,556	32,799	32,937
Common shares outstanding end of period	32,294	32,352	32,273	32,675	32,659
Earnings per common share
Basic	$0.77	$0.89	$0.90	$0.65	$1.04
Diluted	0.77	0.88	0.90	0.65	1.04
Book value per common share	24.28	28.20	27.20	27.37	26.29
Tangible book value per common share (1)	17.86	21.77	20.74	20.97	19.86
Cash dividends paid per common share	0.34	0.39	0.33	0.33	0.32

Selected Performance Ratios:
Return on average assets	1.40%	1.57%	1.61%	1.20%	1.99%
Return on average shareholders’ equity	11.42	12.67	12.89	9.73	15.82
Return on average tangible common equity (1)	15.20	16.80	17.10	13.13	21.22
Average yield on earning assets (FTE) (1)	3.53	3.55	3.59	3.49	3.67
Average rate on interest bearing liabilities	0.44	0.46	0.59	0.60	0.64
Net interest margin (FTE) (1)	3.22	3.23	3.16	3.06	3.20
Net interest spread (FTE) (1)	3.09	3.09	3.00	2.89	3.03
Average earning assets to average interest bearing liabilities	141.93	141.21	138.86	137.85	135.56
Noninterest expense to average total assets	1.75	1.72	1.75	1.73	1.82
Efficiency ratio (FTE) (1)	48.15	47.61	47.92	50.31	50.44
(1)Refer to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2022	2021
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Nonperforming Assets:	$11,455	$11,609	$12,424	$15,269	$15,367
Nonaccrual loans	2,357	2,536	3,013	5,154	5,314
Accruing loans past due more than 90 days	—	—	—	—	—
Troubled debt restructured loans	9,098	9,073	9,371	9,549	9,641
Other real estate owned	—	—	25	566	412
Repossessed assets	—	—	15	—	—

Asset Quality Ratios:
Ratio of nonaccruing loans to:
Total loans	0.06%	0.07%	0.08%	0.14%	0.14%
Ratio of nonperforming assets to:
Total assets	0.16	0.16	0.17	0.21	0.22
Total loans	0.30	0.32	0.34	0.42	0.41
Total loans and OREO	0.30	0.32	0.34	0.42	0.41
Total loans, excluding PPP loans, and OREO	0.30	0.32	0.35	0.43	0.44
Ratio of allowance for loan losses to:
Nonaccruing loans	1,507.17	1,390.89	1,261.93	832.62	780.09
Nonperforming assets	310.12	303.84	306.04	281.05	269.76
Total loans	0.93	0.97	1.04	1.18	1.12
Total loans, excluding PPP loans	0.94	0.98	1.06	1.22	1.19
Net charge-offs (recoveries) to average loans outstanding	—	—	0.05	0.01	0.02

Capital Ratios:
Shareholders’ equity to total assets	11.02	12.57	12.30	12.45	12.27
Common equity tier 1 capital	13.67	14.17	14.07	14.38	14.71
Tier 1 risk-based capital	14.86	15.43	15.35	15.71	16.09
Total risk-based capital	17.50	18.15	18.18	20.95	21.52
Tier 1 leverage capital	10.39	10.33	10.14	10.21	10.29
Period end tangible equity to period end tangible assets (1)	8.35	9.99	9.66	9.82	9.55
Average shareholders’ equity to average total assets	12.28	12.42	12.51	12.38	12.56

(1)Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2022	2021
Loan Portfolio Composition	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Real Estate Loans:
Construction	$490,166	$447,860	$422,095	$528,157	$605,677
1-4 Family Residential	647,837	651,140	660,689	678,402	700,430
Commercial	1,722,577	1,598,172	1,605,132	1,430,900	1,348,551
Commercial Loans	401,144	418,998	443,708	497,513	564,745
Municipal Loans	455,155	443,078	427,259	417,398	406,377
Loans to Individuals	84,037	85,914	88,702	89,976	90,818
Total Loans	$3,800,916	$3,645,162	$3,647,585	$3,642,346	$3,716,598

Summary of Changes in Allowances:
Allowance for Loan Losses
Balance at beginning of period	$35,273	$38,022	$42,913	$41,454	$49,006
Loans charged-off	(555)	(489)	(940)	(527)	(795)
Recoveries of loans charged-off	540	455	437	466	622
Net loans (charged-off) recovered	(15)	(34)	(503)	(61)	(173)
Provision for (reversal of) loan losses	266	(2,715)	(4,388)	1,520	(7,379)
Balance at end of period	$35,524	$35,273	$38,022	$42,913	$41,454

Allowance for Off-Balance-Sheet Credit Exposures
Balance at beginning of period	$2,384	$3,090	$3,773	$3,616	$6,386
Provision for (reversal of) off-balance-sheet credit exposures	28	(706)	(683)	157	(2,770)
Balance at end of period	$2,412	$2,384	$3,090	$3,773	$3,616
Total Allowance for Credit Losses	$37,936	$37,657	$41,112	$46,686	$45,070

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

The tables that follow show average earning assets and interest bearing liabilities together with the average yield on the earning assets and the average rate of the interest bearing liabilities for the periods presented. The interest and related yields presented are on a fully taxable-equivalent basis and are therefore non-GAAP measures. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for more information.

	Three Months Ended
	March 31, 2022			December 31, 2021
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,703,980	$35,625	3.90%	$3,668,767	$36,740	3.97%
Loans held for sale	928	8	3.50%	1,980	11	2.20%
Securities:
Taxable investment securities (2)	644,706	4,608	2.90%	590,104	4,215	2.83%
Tax-exempt investment securities (2)	1,563,185	12,683	3.29%	1,508,196	12,699	3.34%
Mortgage-backed and related securities (2)	566,941	4,017	2.87%	650,685	4,394	2.68%
Total securities	2,774,832	21,308	3.11%	2,748,985	21,308	3.08%
Federal Home Loan Bank stock, at cost, and equity investments	20,677	113	2.22%	38,832	175	1.79%
Interest earning deposits	44,642	24	0.22%	43,841	22	0.20%
Federal funds sold	8,651	4	0.19%	—	—	—
Total earning assets	6,553,710	57,082	3.53%	6,502,405	58,256	3.55%
Cash and due from banks	107,144			103,126
Accrued interest and other assets	607,235			662,654
Less: Allowance for loan losses	(35,636)			(38,317)
Total assets	$7,232,453			$7,229,868
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$652,394	273	0.17%	$624,377	264	0.17%
Certificates of deposits	563,599	594	0.43%	632,150	681	0.43%
Interest bearing demand accounts	3,097,966	2,370	0.31%	2,558,289	1,289	0.20%
Total interest bearing deposits	4,313,959	3,237	0.30%	3,814,816	2,234	0.23%
Federal Home Loan Bank borrowings	122,783	366	1.21%	609,310	1,758	1.14%
Subordinated notes, net of unamortized debt issuance costs	98,552	998	4.11%	98,517	1,011	4.07%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,261	356	2.40%	60,259	345	2.27%
Repurchase agreements	21,494	10	0.19%	21,874	11	0.20%
Other borrowings	467	—	—	—	—	—
Total interest bearing liabilities	4,617,516	4,967	0.44%	4,604,776	5,359	0.46%
Noninterest bearing deposits	1,642,973			1,637,914
Accrued expenses and other liabilities	84,009			88,982
Total liabilities	6,344,498			6,331,672
Shareholders’ equity	887,955			898,196
Total liabilities and shareholders’ equity	$7,232,453			$7,229,868
Net interest income (FTE)		$52,115			$52,897
Net interest margin (FTE)			3.22%			3.23%
Net interest spread (FTE)			3.09%			3.09%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2022 and December 31, 2021, loans totaling $2.4 million and $2.5 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2021			June 30, 2021
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,662,496	$37,744	4.09%	$3,706,959	$36,429	3.94%
Loans held for sale	1,640	12	2.90%	1,846	13	2.82%
Securities:
Taxable investment securities (2)	532,679	3,853	2.87%	396,504	2,921	2.95%
Tax-exempt investment securities (2)	1,453,275	12,315	3.36%	1,363,678	11,585	3.41%
Mortgage-backed and related securities (2)	738,287	4,405	2.37%	847,206	4,647	2.20%
Total securities	2,724,241	20,573	3.00%	2,607,388	19,153	2.95%
Federal Home Loan Bank stock, at cost, and equity investments	39,786	111	1.11%	35,883	108	1.21%
Interest earning deposits	39,382	24	0.24%	43,175	17	0.16%
Total earning assets	6,467,545	58,464	3.59%	6,395,251	55,720	3.49%
Cash and due from banks	99,113			90,735
Accrued interest and other assets	684,917			656,245
Less: Allowance for loan losses	(43,052)			(41,768)
Total assets	$7,208,523			$7,100,463
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$598,118	249	0.17%	$571,907	231	0.16%
Certificates of deposit	629,718	789	0.50%	658,708	936	0.57%
Interest bearing demand accounts	2,496,037	1,196	0.19%	2,459,335	1,172	0.19%
Total interest bearing deposits	3,723,873	2,234	0.24%	3,689,950	2,339	0.25%
Federal Home Loan Bank borrowings	656,474	1,865	1.13%	669,633	1,817	1.09%
Subordinated notes, net of unamortized debt issuance costs	195,204	2,417	4.91%	197,284	2,423	4.93%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,258	345	2.27%	60,257	349	2.32%
Repurchase agreements	21,634	9	0.17%	22,024	11	0.20%
Total interest bearing liabilities	4,657,443	6,870	0.59%	4,639,148	6,939	0.60%
Noninterest bearing deposits	1,551,298			1,485,383
Accrued expenses and other liabilities	97,954			97,137
Total liabilities	6,306,695			6,221,668
Shareholders’ equity	901,828			878,795
Total liabilities and shareholders’ equity	$7,208,523			$7,100,463
Net interest income (FTE)		$51,594			$48,781
Net interest margin (FTE)			3.16%			3.06%
Net interest spread (FTE)			3.00%			2.89%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of September 30, 2021 and June 30, 2021, loans totaling $3.0 million and $5.2 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2021
	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,634,053	$36,754	4.10%
Loans held for sale	2,803	20	2.89%
Securities:
Taxable investment securities (2)	295,968	2,323	3.18%
Tax-exempt investment securities (2)	1,300,991	11,176	3.48%
Mortgage-backed and related securities (2)	940,815	6,088	2.62%
Total securities	2,537,774	19,587	3.13%
Federal Home Loan Bank stock, at cost, and equity investments	35,635	136	1.55%
Interest earning deposits	31,169	15	0.20%
Total earning assets	6,241,434	56,512	3.67%
Cash and due from banks	86,634
Accrued interest and other assets	677,230
Less: Allowance for loan losses	(49,240)
Total assets	$6,956,058
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$517,182	209	0.16%
Certificates of deposit	736,099	1,229	0.68%
Interest bearing demand accounts	2,342,299	1,159	0.20%
Total interest bearing deposits	3,595,580	2,597	0.29%
Federal Home Loan Bank borrowings	727,513	1,908	1.06%
Subordinated notes, net of unamortized debt issuance costs	197,252	2,395	4.92%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,256	351	2.36%
Repurchase agreements	23,522	11	0.19%
Total interest bearing liabilities	4,604,123	7,262	0.64%
Noninterest bearing deposits	1,389,020
Accrued expenses and other liabilities	89,222
Total liabilities	6,082,365
Shareholders’ equity	873,693
Total liabilities and shareholders’ equity	$6,956,058
Net interest income (FTE)		$49,250
Net interest margin (FTE)			3.20%
Net interest spread (FTE)			3.03%

(1)Interest on loans includes net fees on loans that are not material in amount.
(2)For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of March 31, 2021, loans totaling $5.3 million were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Non-GAAP Reconciliation (Unaudited)
(Dollars and shares in thousands, except per share data)
The following tables set forth the reconciliation of return on average common equity to return on average tangible common equity, book value per share to tangible book value per share, net interest income to net interest income adjusted to a fully taxable-equivalent basis assuming a 21% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investment securities, along with the calculation of total revenue, adjusted noninterest expense, efficiency ratio (FTE), net interest margin (FTE) and net interest spread (FTE) for the applicable periods presented.

	Three Months Ended
	2022	2021
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Reconciliation of return on average common equity to return on average tangible common equity:
Net income	$24,996	$28,687	$29,306	$21,317	$34,091
After-tax amortization expense	491	520	549	577	605
Adjusted net income available to common shareholders	$25,487	$29,207	$29,855	$21,894	$34,696

Average shareholders' equity	$887,955	$898,196	$901,828	$878,795	$873,693
Less: Average intangibles for the period	(207,774)	(208,412)	(209,097)	(209,808)	(210,563)
Average tangible shareholders' equity	$680,181	$689,784	$692,731	$668,987	$663,130

Return on average tangible common equity	15.20%	16.80%	17.10%	13.13%	21.22%

Reconciliation of book value per share to tangible book value per share:
Common equity at end of period	$784,241	$912,172	$877,866	$894,400	$858,597
Less: Intangible assets at end of period	(207,389)	(208,011)	(208,669)	(209,364)	(210,094)
Tangible common shareholders' equity at end of period	$576,852	$704,161	$669,197	$685,036	$648,503

Total assets at end of period	$7,119,115	$7,259,602	$7,135,691	$7,182,408	$6,998,886
Less: Intangible assets at end of period	(207,389)	(208,011)	(208,669)	(209,364)	(210,094)
Tangible assets at end of period	$6,911,726	$7,051,591	$6,927,022	$6,973,044	$6,788,792

Period end tangible equity to period end tangible assets	8.35%	9.99%	9.66%	9.82%	9.55%

Common shares outstanding end of period	32,294	32,352	32,273	32,675	32,659
Tangible book value per common share	$17.86	$21.77	$20.74	$20.97	$19.86

Reconciliation of efficiency ratio to efficiency ratio (FTE), net interest margin to net interest margin (FTE) and net interest spread to net interest spread (FTE):
Net interest income (GAAP)	$48,906	$49,401	$48,206	$45,647	$46,303
Tax equivalent adjustments:
Loans	745	740	722	722	736
Tax-exempt investment securities	2,464	2,756	2,666	2,412	2,211
Net interest income (FTE) (1)	52,115	52,897	51,594	48,781	49,250
Noninterest income	10,725	12,011	12,769	10,933	13,623
Nonrecurring income (2)	706	(463)	(1,381)	(15)	(2,003)
Total revenue	$63,546	$64,445	$62,982	$59,699	$60,870

Noninterest expense	$31,195	$31,334	$31,763	$30,699	$31,234
Pre-tax amortization expense	(622)	(658)	(695)	(730)	(766)
Nonrecurring expense (3)	22	8	(888)	64	236
Adjusted noninterest expense	$30,595	$30,684	$30,180	$30,033	$30,704

Efficiency ratio	50.71%	50.34%	50.64%	53.09%	53.01%
Efficiency ratio (FTE) (1)	48.15%	47.61%	47.92%	50.31%	50.44%

Average earning assets	$6,553,710	$6,502,405	$6,467,545	$6,395,251	$6,241,434

Net interest margin	3.03%	3.01%	2.96%	2.86%	3.01%
Net interest margin (FTE) (1)	3.22%	3.23%	3.16%	3.06%	3.20%

Net interest spread	2.89%	2.88%	2.79%	2.70%	2.84%
Net interest spread (FTE) (1)	3.09%	3.09%	3.00%	2.89%	3.03%
(1)These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures.
(2)These adjustments may include net gain or loss on sale of securities available for sale and other investment income or loss in the periods where applicable.
(3)These adjustments may include loss on redemption of subordinated notes, foreclosure expenses and branch closure expenses, in the periods where applicable.
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